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                                                                  Exhibit 2.5(B)


                 AMENDMENT NO. 2 TO THE ASSET PURCHASE AGREEMENT

                  This AMENDMENT NO. 2, dated as of December 23, 1998 (this "Amendment") by and between Hexcel Corporation, a Delaware corporation ("Buyer") and EQCSI Holding Corp., a Delaware corporation formerly known as Clark-Schwebel, Inc. ("CS Inc."), amends the Asset Purchase Agreement dated as of July 25, 1998, as amended by Amendment No. 1 thereto dated as of September 14, 1998 (as amended, the "Asset Purchase Agreement") by and among Stamford CS Acquisition Corp., a Delaware corporation ("Stamford"), Buyer, Clark-Schwebel Holdings, Inc., a Delaware corporation ("CSH") and CS Inc.

                                    RECITALS

                  WHEREAS, Stamford was merged with and into CSH and CSH was merged with and into CS Inc.;

                  WHEREAS, CS Inc. and Buyer are currently the remaining parties to the Asset Purchase Agreement (although certain paragraphs herein continue to refer to the original parties to the Asset Purchase Agreement for convenience of reference); and

                  WHEREAS, the parties hereto wish to amend the Asset Purchase Agreement as herein provided.

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

         2. AMENDMENTS TO ASSET PURCHASE AGREEMENT

                  (A) Section 1.2(d) of the Asset Purchase Agreement is hereby amended by deleting Section 1.2(d) in its entirety and replacing such section with the following:


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                           "(d) $30,000,000 less the Interglas Pre-Payment less
                  the amount of any premium paid to Credit Suisse First Boston or any of its affiliates in connection with the Current Cap Agreement (except to the extent that any amount in respect of the termination of the Current Cap Agreement was previously remitted to Buyer pursuant to Section 4.21 hereof), plus the CS International Expenses, if any (as defined in Section 4.22(b)) (the "Deferred Purchase Price"), payable to CS Inc. at the Deferred Closing, by wire transfer, to such bank account as shall be designated by CS Inc. at least two business days prior to the Deferred Closing;"

                  (B) Section 4.21 of the Asset Purchase Agreement is hereby amended by deleting Section 4.21 in its entirety and replacing such section with the following:

                           "Section 4.21. CAP AGREEMENT EARLY TERMINATION
                  PAYMENTS. CSH and CS Inc. agree to remit to Buyer, immediately upon receipt thereof, any and all early termination payments paid in connection with the Current Cap Agreement and the Forward Cap Agreement; provided that Buyer shall not be entitled to the remittance of such early termination payments after the Deferred Closing to the extent that the Deferred Purchase Price was reduced pursuant to Section 1.2(d) to take into account the Current Cap Agreement and the Forward Cap Agreement. CSH and CS Inc. agree to take all necessary action to cause the Trust to distribute to CS Inc. pursuant to
                  Section 5.3 of the Trust Agreement any and all early termination payments paid in connection with the Current Cap Agreement and the Forward Cap Agreement."

                  (C) Article X of the Asset Purchase Agreement is hereby amended by deleting the definition of "Cap Agreement" appearing therein and replacing it with the following:

                           "'CAP AGREEMENT' means either or both of, as the
                  context may require, (i) the interest rate cap agreement which is entered into under the Master Agreement, dated as of the date hereof, between the Lessor and Credit Suisse Financial Products and which has an effective date of September 15, 1998 (the "Current Cap Agreement"), and (ii) the


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                  interest rate cap agreement which is entered into under such
                  Master Agreement and which has an effective date of September 30, 2001 (the "Forward Cap Agreement")."


                  (D) Article X of the Asset Purchase Agreement is hereby further amended by deleting the definition of "Cap Refund" appearing therein.

         3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         4. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

                                            EQCSI HOLDING CORP., formerly known
                                            as CLARK-SCHWEBEL, INC.


                                            By:    /S/ KENNETH GREENBERG
                                               --------------------------------
                                            Name:    Kenneth Greenberg
                                            Title:   President


                                            HEXCEL CORPORATION


                                            By:    /S/ IRA J. KRAKOWER
                                               --------------------------------
                                            Name:    Ira J. Krakower
                                            Title:   Secretary




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